The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

June 12, 2026

Stewards, Inc.

4300 N. University Drive, Suite D-105

Lauderhill, Florida 33351

Ladies and Gentlemen:

We have acted as counsel to Stewards, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus for the resale from time to time by the selling stockholders named therein of up to an aggregate of 20,621,250 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 9,750,000 shares of Common Stock previously issued to such selling stockholders (the “Issued Shares”), (ii) 487,500 shares of Common Stock previously issued to such selling stockholders as a registration delay payment (the “Bonus Shares”), (iii) up to 10,237,500 shares of Common Stock issuable upon the exercise of warrants issued to such selling stockholders (the “Warrant Shares”), and (iv) up to 146,250 shares of Common Stock issuable upon the exercise of pre-funded warrants issued to such selling stockholders (the “Pre-Funded Warrant Shares”).

In rendering the opinions set forth below, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction as being true copies, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein, including: (a) the Registration Statement and the exhibits thereto; (b) the Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles”), certified by the Secretary of State of the State of Nevada; (c) the Amended and Restated Bylaws of the Company (the “Bylaws”); (d) the Certificates of Designation for the Company’s Series A Preferred Stock and Series B Preferred Stock; (e) resolutions of the Company’s board of directors (the “Board”) and stockholders authorizing the issuance of the Shares; (f) the Securities Purchase Agreement, dated September 9, 2024, by and among the Company and the purchasers named therein (the “Purchase Agreement”); (g) the forms of Common Warrant and Pre-Funded Warrant issued pursuant to the Purchase Agreement (respectively, the “Warrants”); (h) the Registration Rights Agreement, dated September 9, 2024, by and among the Company and the purchasers named therein; (i) certificates of the Company’s officers as to factual matters material to this opinion; and (j) such other documents, records, and instruments as we have deemed necessary or appropriate.

In our examination, we have assumed, and our opinions expressed herein are subject to, the following: (i) the genuineness of all signatures on all documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as certified, photostatic, or conformed copies; (iv) the legal capacity of all natural persons; and (v) the due authorization, execution, and delivery of all documents by each party thereto other than the Company.

As to any facts material to this opinion that we did not independently establish or verify, we have relied solely upon certificates of officers of the Company and public officials. We have not independently verified the factual matters set forth in such certificates.

Based upon the foregoing, and subject to the assumptions, limitations, and qualifications set forth herein, it is our opinion that:

  The Issued Shares and Bonus Shares are validly issued, fully paid, and non-assessable.
  The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.
  The Pre-Funded Warrant Shares, when issued and paid for in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Nevada Revised Statutes, including the Nevada General Corporation Law (Chapters 78 and 104 of the Nevada Revised Statutes), and the reported judicial decisions interpreting those statutes. We express no opinion as to the laws of any other jurisdiction.

The opinions expressed herein are subject to (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity and similar principles of common law (regardless of whether considered in any action at law or in equity); and (iii) limitations imposed by public policy considerations.

This opinion is rendered solely for the benefit of the Company in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law occurring after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

The Doney Law Firm

_________________

Scott Doney, Esq.